Exhibit 99.1

Jupiter Neurosciences Secures $100M Term Sheet for Exclusive U.S. Rights to ALA-002, a Next-Generation MDMA Therapeutic from PharmAla Biotech

Transaction Positions JUNS at the Forefront of Next-Generation MDMA-Based Therapeutics Following President Trump’s April 18, 2026, Executive Order Accelerating Psychedelic Medicine

JUPITER, FL – May 20, 2026 (GLOBE NEWSWIRE) -- Jupiter Neurosciences, Inc. (NASDAQ: JUNS) (“Jupiter” or the “Company”), a clinical-stage biopharmaceutical company focused on central nervous system disorders and neuroinflammation, today announced that it has entered into term sheet to acquire exclusive, perpetual United States licensing rights to ALA-002, the lead drug candidate of PharmAla Biotech Holdings Inc. (CSE: MDMA; OTCQB: MDXXF) (“PharmAla”), a global leader in the research, development, and manufacturing of novel MDXX-class molecules. Pursuant to the term sheet, Jupiter would make to PharmAla an upfront payment of $3.33 million comprised of $1.50 million in cash, and $1.83 million in shares of common stock of JUNS at closing of the definitive agreement. The shares will be subject to a 120-day Lock-up period. The term sheet also provides that additional development milestone payments and single digit royalties will be paid as the product is developed, approved and commercialized. Closing of the definitive agreement, based on the terms and conditions set forth in the term sheet, is to occur no more than 90 days from the execution of the term sheet. Pursuant to the term sheet, Jupiter agreed to deposit $600,000 into an escrow account upon execution of the term sheet, which shall be credited against the upfront cash consideration payable to PharmAla at closing under the definitive agreement. If the definitive agreement is not executed within 90 days from signing of the term sheet, PharmAla shall receive all the cash escrowed amount as a reverse termination fee, subject to fault-based carve-outs and exceptions as set forth in the escrow agreement.

ALA-002 is a patented, non-racemic MDMA formulation recognized by the U.S. Food and Drug Administration (“FDA”) as a Novel Chemical Entity (“NCE”). It has been engineered to deliver materially improved cardiovascular safety and reduced abuse liability compared to racemic MDMA, while preserving and enhancing the pro-social and therapeutic properties central to MDMA-assisted therapy. PharmAla’s MDMA supply is in active U.S. government-sponsored VA and DHA clinical trials, providing real-world manufacturing support addressing a $multi-Billion psychedelic therapeutics market targeting millions of Americans with PTSD/anxiety.

On April 18, 2026, President Donald J. Trump signed a landmark Executive Order titled “Accelerating Medical Treatments for Serious Mental Illness,” directing the FDA and Drug Enforcement Administration (“DEA”) to expand access to investigational psychedelic therapies. Key provisions of the Executive Order include the Right to Try Pathway: Establishes access to investigational psychedelic drugs for eligible patients, including Schedule I handling authorizations for treating physicians, Commissioner’s National Priority Vouchers: Issued to psychedelic drugs that have received FDA Breakthrough Therapy designation, enabling expedited review timelines of 1-2 months vs. the standard 6-12 months, Federal Funding: Allocates $50 million through the Advanced Research Projects Agency for Health (ARPA-H) to support state and federal psychedelic medicine programs and Cross-Agency Coordination: Directs HHS, FDA, and the Department of Veterans Affairs to collaborate on data sharing and expanded clinical trial participation for psychedelic therapies

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With ALA-002, Jupiter is positioning itself within what many analysts now project will become a multi-billion-dollar regulated psychedelic therapeutics market in the United States alone, with annual sales potential in the early-to-mid 2030s commonly estimated in the approximately 6 billion to 15 billion dollar range, led by MDMA- and psilocybin-assisted therapies for depression, PTSD, and anxiety disorders. Against this backdrop, a next-generation, non-racemic MDMA NCE such as ALA-002 offers Jupiter an opportunity to participate in the most advanced and clinically validated segment of psychedelic medicine, where MDMA-assisted therapy is widely expected to anchor one of the largest and fastest-growing indications in the category as reimbursement, clinic infrastructure, and federal initiatives converge to support scaled access for U.S. patients.

“This proposed transaction is strategically aligned with Jupiter’s long-term focus on CNS innovation and the development of therapies intended to address Longevity, brain health, neuroplasticity, and serious neuropsychiatric conditions,” said Christer Rosén, Chairman and Chief Executive Officer of Jupiter Neurosciences. “Substantial time and negotiations with the Pharmala team as well as our initial due-diligence of ALA-002 convinced us that with exclusive US rights to ALA-002, Jupiter would be adding a highly differentiated Mental Health asset that complements our broader mission of advancing novel treatments across the CNS landscape.”

“ALA-002 represents the type of innovative, next-generation asset we believe can play a pivotal role in future neuropsychiatric therapies,” said Alison Silva, President and Chief Business Officer of Jupiter Neurosciences. “The completion of this transaction would broaden our strategic reach in CNS and brain plasticity while strengthening our shareholder’s equity and create a potential path to build long-term value through disciplined clinical and regulatory execution in the United States.”

“PharmAla has developed ALA-002 with the goal of delivering a differentiated MDMA-based therapeutic candidate for patients who need better treatment options,” said Nicholas Kadysh, Founding Chief Executive Officer of PharmAla Biotech Holdings Inc. “Jupiter’s focus on CNS disorders and its commitment to advancing innovative brain therapies in the United States make this a strong strategic fit for both companies.”

D. Boral Capital, LLC is acting as the sole financial advisor to Jupiter Neurosciences in connection with this transaction.

The proposed transaction remains subject to the completion of due diligence, negotiation and execution of definitive agreements, receipt of all required corporate and regulatory approvals, and other customary closing conditions.

About Jupiter Neurosciences, Inc.

Jupiter Neurosciences, Inc. (NASDAQ: JUNS) is a clinical-stage biopharmaceutical company advancing a therapeutic pipeline targeting central nervous system disorders and neuroinflammation. The Company’s lead program, JOTROL(TM) -- a proprietary, enhanced bioavailability resveratrol formulation -- is currently in a Phase IIa clinical trial for Parkinson’s disease. JUNS also commercializes Nugevia(TM), a consumer longevity supplement. The acquisition of ALA-002 U.S. rights further strengthens the Company’s CNS pipeline by adding a next-generation, patented psychedelic NCE at a pivotal moment in U.S. regulatory policy. For more information, please visit www.jupiterneurosciences.com.

About PharmAla Biotech Holdings Inc.

PharmAla Biotech Holdings Inc. (CSE: MDMA; OTCQB: MDXXF) is a biotechnology company focused on the research, development, and manufacturing of MDXX-class molecules. PharmAla is the world’s only company currently provisioning clinical-grade MDMA for patient treatments outside of clinical trials, with a commercial presence through its Cortexa joint venture in Australia -- the only jurisdiction globally where MDMA is currently approved for prescription by authorized psychiatrists for the treatment of PTSD. PharmAla’s LaNeo(TM) MDMA is supplied into multiple U.S. VA and DHA-sponsored clinical trials. For more information, please visit www.pharmala.ca.

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About D. Boral Capital, LLC

D. Boral Capital LLC is a premier, relationship-driven global investment bank headquartered in New York. The firm is dedicated to delivering exceptional strategic advisory and tailored financial solutions to middle-market and emerging growth companies. With a proven track record, D. Boral Capital provides expert guidance to clients across diverse sectors worldwide, leveraging access to capital from key markets, including the United States, Asia, Europe, the Middle East, and Latin America. A recognized leader on Wall Street, D. Boral Capital has successfully aggregated approximately $30 billion in capital since its inception in 2020, executing ~350 transactions across a broad range of investment banking products.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements include, without limitation, statements regarding the timing of definitive agreements with PharmAla, if entered into, the anticipated benefits of the proposed ALA-002 acquisition; expected development timelines; anticipated regulatory approvals, and the anticipated impact of President Trump’s April 18, 2026 Executive Order on the psychedelic medicine sector and the Company’s business. Such statements are based on management’s current expectations and assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially, including, without limitation, that the proposed transaction is subject to the completion of due diligence, negotiation and execution of definitive agreements, receipt of all required corporate and regulatory approvals, and other customary closing conditions. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Jupiter’s Annual Report on Form 10-K, filed with the SEC on April 1, 2026, and in subsequent filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by applicable law. Investors are cautioned not to place undue reliance on forward-looking statements.

Investor Relations Contact

Jupiter Neurosciences, Inc.

Christer Rosen, Chairman & Chief Executive Officer

ir@jupiterneurosciences.com

Media Contact

Josh Birch, Media Relations Manager

KNB Communications

JBirch@KNBComm.com

SOURCE: Jupiter Neurosciences, Inc.

(c) 2026 Jupiter Neurosciences, Inc. All rights reserved. JOTROL(TM) and Nugevia(TM) are trademarks of Jupiter Neurosciences, Inc. LaNeo(TM) is a trademark of PharmAla Biotech Holdings Inc.

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